Centennial Resource Development Announces First Quarter 2020 Results and Updated Operational Plans
DENVER, May 4, 2020 (GLOBE NEWSWIRE) – Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced first quarter 2020 financial and operational results and updated 2020 operational plans.
Recent Financial and Operational Highlights
•Reduced current operated rig count from five to zero
•Initiated plan to reduce annual G&A expenses by approximately 30% on an annualized basis
•Decreased unit costs sequentially during the first quarter
•Hedged significant amount of second and third quarter oil volumes to protect against downside risk
•Amended credit facility to replace total leverage covenant with first lien leverage covenant
•Launched debt exchange offer to reduce total debt and lower interest expense
•Pro forma liquidity of $468 million with new $700 million borrowing base at March 31
Updated 2020 Financial and Operational Plan
•Suspended all near-term drilling and completion activity
•Expect to curtail up to 40% of production during May in response to weak realized prices
•Revised total capital budget approximately 60% below original guidance
•Plan flexible approach to future operational activity depending upon commodity prices
•Maintain focus on balance sheet protection and liquidity
Financial Results
For the first quarter 2020, Centennial reported a net loss of $548.0 million, or $1.99 per diluted share. The net loss was driven by a $611.3 million non-cash impairment charge, primarily related to proved properties as a result of lower commodity prices in the futures curve. First quarter results compare to a net loss of $8.1 million, or $0.03 per diluted share, in the prior year period.
Average daily crude oil production increased two percent to 41,512 barrels of oil per day (“Bbls/d”) compared to the prior year period. Average total equivalent production of 71,820 barrels of oil equivalent per day was flat compared to the prior year period.
“In the current commodity price environment, liquidity and balance sheet protection will continue to be our top priorities,” said Sean R. Smith, Chief Executive Officer. “We have taken swift action to suspend our drilling and completion activity, while announcing significant cost reductions. We plan to remain flexible in terms of implementing production curtailments and future activity levels, continuing to monitor changes in commodity prices.”

2020 Operational Plans
As a result of the current commodity price environment and uncertain macro outlook, Centennial recently suspended all drilling and completion activities. The Company was operating a five-rig program and two completion crews in early March. Centennial’s updated fiscal year 2020 total capital budget is estimated to be approximately $240 million to $290 million, which represents an approximate 60% reduction compared to its original capital program. Drilling and completion (“D&C”) costs are expected to be approximately 85% of the Company’s total budget, with the remaining portion to be spent on facilities, infrastructure, land and other. Notably, the Company’s updated guidance range provides flexibility to resume modest operational activity in the second half of the year, depending upon commodity prices.
Additionally, the Company expects to voluntarily curtail up to 40% of its production during the month of May, as a result of weak realized prices. Future curtailment decisions will be made on a month-to-month basis, subject to commodity prices and contractual obligations.
“In today’s challenging environment, we are focused on making prudent operational and capital decisions. We proactively shut-in a significant portion of our production for the month of May,” said Smith. “We will look for opportunities to further reduce costs and continue to manage our liquidity position.”
Given ongoing commodity price uncertainty, continued market volatility and the potential for both voluntary and involuntary curtailments over the coming months, the Company cannot reasonably estimate its full year financial and operating results at this time. Further production and unit cost guidance will be suspended until the Company has more certainty regarding commodity prices and its future operational and financial plans.
In addition to the announced capital reductions, Centennial has taken several steps to significantly reduce general and administrative (“G&A”) expenses. The Company recently implemented a reduction to its workforce and reduced salaries for remaining employees. Base salaries for the Company’s Chief Executive Officer, Chief Financial Officer and Vice Presidents have been reduced by twenty-five, fifteen and ten percent, respectively. The Board of Directors have elected to reduce their cash retainer by twenty-five percent. The Company expects these cost saving items, combined with other non-payroll initiatives, to reduce its original 2020 cash G&A budget by approximately 30%, or $18 million to $20 million, on an annualized basis. Given timing and associated one-time costs, Centennial expects its 2020 cash G&A budget to be approximately 15% lower compared to its original guidance.
“The impacts of COVID-19 have caused unprecedented times for both the global economy and our industry. We have made the difficult but necessary decision to reduce the size of our workforce in an effort to better align the Company with anticipated activity levels,” said Smith.
First Quarter Operational Results
Total capital expenditures incurred for the quarter were $175.4 million, inclusive of $146.8 million in D&C capital expenditures. Centennial’s facilities, infrastructure and other capital expenditures totaled $25.2 million for the quarter, with an additional $3.4 million spent on land. As a result of the Company’s five-rig drilling program, capital expenditures for the first quarter represent approximately 66% of its updated full year 2020 budget. The Company expects to significantly reduce activity during the remaining three quarters of the year.
“During the quarter, we delivered solid well results which were in-line with our expectations. However, quarterly production volumes were impacted by the timing of completions, as approximately half of our twenty-two completed wells were placed online in March with limited production impact to the quarter. Additionally, we experienced higher than anticipated volumes shut-in by offset completions,” said Smith.

Capital Structure and Liquidity
As of March 31, 2020, Centennial had $4 million in cash on hand, $235 million of borrowings under its revolving credit facility and $900 million of senior unsecured notes. Subsequent to quarter-end, Centennial completed its spring redetermination process which resulted in a $700 million borrowing base compared to $1,200 million previously. At March 31, 2020 and after giving effect to the decrease in elected commitments, Centennial’s pro forma total liquidity was $468 million, based on its balance sheet position and letters of credit outstanding.
Credit Agreement Amendments
On May 1, 2020, as part of the borrowing base redetermination process, Centennial entered into amendments to its Credit Agreement which, among other changes, suspended the total leverage covenant through year-end 2021 and replaced it with a first lien leverage covenant that starts at 2.75 to 1.00 and steps down to 2.50 to 1.00 during 2022. The credit agreement amendments also permit the issuance of new senior secured notes in connection with the exchange offer described below and, to the extent that the exchange offer closes, will implement a minimum availability condition to borrowing in the amount of the lesser of $100 million and 25% of the aggregate principal amount of senior secured notes outstanding at the time of borrowing.
Senior Notes Exchange Offer
On April 22, 2020, Centennial commenced an exchange offer whereby holders of the Company’s outstanding senior notes may exchange their notes for up to $250 million aggregate principal amount of newly issued 8.00% Second Lien Senior Secured Notes due 2025 and up to $200 million aggregate principal amount of newly issued 8.00% Third Lien Senior Secured Notes due 2027.
Hedge Position
During the first quarter, the Company entered into fixed price oil swaps for 2020 to protect against the potential future decline in oil prices. For the remainder of 2020, Centennial has an average of approximately 19,400 Bbls/d of oil hedged at a weighted average fixed price of $26.79 per barrel. In addition, Centennial has in place crude oil basis swaps and natural gas hedges for 2020. The Company continues to explore adding additional crude oil and natural gas hedges in the future. (For a summary table of Centennial’s derivative contracts as of May 1, 2020, please see the Appendix to this press release.)
Saltwater Disposal Infrastructure Divestiture Update
On February 24, 2020, Centennial entered into a purchase and sale agreement with a subsidiary of WaterBridge Resources LLC to divest its saltwater disposal wells and associated produced water infrastructure in Reeves County for $225 million, consisting of $150 million in cash at closing and an additional $75 million payable on a deferred basis upon meeting certain incentive thresholds. The transaction remains pending, and either party may terminate the transaction if closing does not occur on or before May 15, 2020.
Quarterly Report on Form 10-Q
Centennial’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 4, 2020.

Conference Call and Webcast
Centennial will host an investor conference call on Tuesday, May 5, 2020 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss first quarter 2020 operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (800) 789-3525, or (442) 268-1041 for international calls, (Conference ID: 6939844) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 6939844) for a 14-day period following the call.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal”, “plan”, “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•the effects of excess supply of oil and natural gas resulting from the reduced demand caused by the COVID-19 pandemic and the actions by certain oil and natural gas producing countries;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing our properties;
•our anticipated rate of return;

•general economic conditions;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2019, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

Centennial Resource Development, Inc.
Operating Highlights

	Three Months Ended March 31,
	2020	2019
Net revenues (in thousands):
Oil sales	$170,505	$175,554
Natural gas sales	8,358	12,497
NGL sales	13,906	26,518
Oil and gas sales	$192,769	$214,569

Average sales prices:
Oil (per Bbl)	$45.14	$48.15
Effect of derivative settlements on average price (per Bbl)	(0.01)	(0.22)
Oil net of hedging (per Bbl)	$45.13	$47.93

Average NYMEX price for oil (per Bbl)	$46.19	$54.90
Oil differential from NYMEX	(1.05)	(6.75)

Natural gas (per Mcf)	$0.78	$1.39
Effect of derivative settlements on average price (per Mcf)	—	0.05
Natural gas net of hedging (per Mcf)	$0.78	$1.44

Average NYMEX price for natural gas (per Mcf)	1.88	$2.88
Natural gas differential from NYMEX	(1.10)	(1.49)

NGL (per Bbl)	$14.30	$19.74

Net production:
Oil (MBbls)	3,778	3,646
Natural gas (MMcf)	10,715	8,964
NGL (MBbls)	972	1,343
Total (MBoe)(1)	6,536	6,483

Average daily net production:
Oil (Bbls/d)	41,512	40,508
Natural gas (Mcf/d)	117,751	99,596
NGL (Bbls/d)	10,683	14,927
Total (Boe/d)(1)	71,820	72,035
_______________
(1) Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Centennial Resource Development, Inc.
Operating Expenses

	Three Months Ended March 31,
	2020	2019
Operating costs (in thousands):
Lease operating expenses	$32,639	$29,862
Severance and ad valorem taxes	16,573	16,120
Gathering, processing and transportation expenses	16,939	15,024
Operating costs per Boe:
Lease operating expenses	$4.99	$4.61
Severance and ad valorem taxes	2.54	2.49
Gathering, processing and transportation expenses	2.59	2.32

Centennial Resource Development, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Operating revenues
Oil and gas sales	$192,769	$214,569
Operating expenses
Lease operating expenses	32,639	29,862
Severance and ad valorem taxes	16,573	16,120
Gathering, processing and transportation expenses	16,939	15,024
Depreciation, depletion and amortization	101,258	96,558
Impairment and abandonment expense	611,300	31,264
Exploration expense	4,009	2,516
General and administrative expenses	18,870	18,118
Total operating expenses	801,588	209,462
Net gain (loss) on sale of long-lived assets	245	(2)
Income (loss) from operations	(608,574)	5,105

Other income (expense)
Interest expense	(16,421)	(10,160)
Net gain (loss) on derivative instruments	(8,505)	(5,871)
Other income (expense)	(53)	126
Total other income (expense)	(24,979)	(15,905)

Income (loss) before income taxes	(633,553)	(10,800)
Income tax benefit	83,208	2,263
Net income (loss)	(550,345)	(8,537)
Less: Net (income) loss attributable to noncontrolling interest	2,362	425
Net income (loss) attributable to Class A Common Stock	$(547,983)	$(8,112)

Income (loss) per share of Class A Common Stock:
Basic	$(1.99)	$(0.03)
Diluted	$(1.99)	$(0.03)

Non-GAAP Financial Measure
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration costs, impairment and abandonment expenses, non-cash gains or losses on derivatives, stock-based compensation and gains and losses from the sale of assets. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2020	2019
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$(547,983)	$(8,112)
Net income (loss) attributable to noncontrolling interest	(2,362)	(425)
Interest expense	16,421	10,160
Income tax benefit	(83,208)	(2,263)
Depreciation, depletion and amortization	101,258	96,558
Impairment and abandonment expenses	611,300	31,264
Non-cash derivative loss	8,452	5,494
Stock-based compensation expense	5,892	5,884
Exploration expense	4,009	2,516
(Gain) loss on sale of long-lived assets	(245)	2
Adjusted EBITDAX	$113,534	$141,078

Net Debt / Book Capitalization Ratio
Net debt / book capitalization ratio is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define net debt / book capitalization ratio as net debt divided by book capitalization (non-GAAP). Net debt is defined as long-term debt, net, plus unamortized debt discount and debt issuance costs on Senior Notes minus cash and cash equivalents. Book capitalization (non-GAAP) is defined as long-term debt, net, plus unamortized debt discount and debt issuance costs on Senior Notes plus total equity. Net debt / book capitalization ratio is not a measure calculated in accordance with GAAP.
Our management believes net debt / book capitalization ratio is useful as it allows them to more effectively evaluate our capital structure and liquidity and compare the results against our peers. Net debt / book capitalization ratio should not be considered as an alternative to, or more meaningful than, debt / book capitalization (GAAP) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our computations of net debt / book capital ratio may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of our net debt / book capitalization ratio to our most directly comparable financial measure calculated and presented in accordance with GAAP:

(in thousands)	March 31, 2020	December 31, 2019
Total equity	$2,726,787	$3,270,701

Long-term debt, net	1,117,919	1,057,389
Unamortized debt discount and debt issuance costs on Senior Notes	17,081	17,611
Long-term debt	1,135,000	1,075,000
Less: cash and cash equivalents	(3,841)	(10,223)
Net debt (Non-GAAP)	1,131,159	1,064,777

Book capitalization (GAAP)(1)	$3,844,706	$4,328,090

Book capitalization (non-GAAP)(2)	$3,861,787	$4,345,701

Debt / book capitalization (GAAP)(3)	29%	24%

Net debt / book capitalization (non-GAAP)(4)	29%	25%

(1) Book capitalization (GAAP) is calculated as total equity plus long-term debt, net.
(2)  Book capitalization (non-GAAP) is calculated as total equity plus long-term debt.
(3) Debt / book capitalization (GAAP) is calculated as long-term debt, net divided by book capitalization (GAAP).
(4)  Net debt / book capitalization (non-GAAP) is calculated as net debt divided by book capitalization (non-GAAP).

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of March 31, 2020 and additional contracts entered into through May 1, 2020:

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Fixed Price ($/Bbl)(1)
Crude oil swaps	April 2020 - June 2020	2,852,000	31,341	$26.14
	July 2020 - September 2020	2,300,000	25,000	26.83
	October 2020 - December 2020	184,000	2,000	36.36

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Differential ($/Bbl)(2)
Crude oil basis swaps	April 2020 - June 2020	543,000	5,967	$1.12
	July 2020 - September 2020	644,000	7,000	0.63
	October 2020 - December 2020	644,000	7,000	0.63

(1) These crude oil swap transactions are settled based on the NYMEX WTI price as of the specified settlement date.
(2) These oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable settlement period.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Fixed Price ($/MMBtu)(1)
Natural gas swaps	April 2020 - June 2020	2,730,000	30,000	$2.03
	July 2020 - September 2020	2,760,000	30,000	2.03
	October 2020 - December 2020	930,000	10,109	2.03

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Differential ($/MMBtu)(2)
Natural gas basis swaps	April 2020 - June 2020	2,730,000	30,000	$(1.62)
	July 2020 - September 2020	2,760,000	30,000	(1.62)
	October 2020 - December 2020	930,000	10,109	(1.62)

(1) These natural gas swap contracts are settled based NYMEX Henry Hub price as of the specified settlement date.

(2) These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas during each applicable settlement period.